Ex 99.1

Silverleaf Resorts, Inc. Reports Second Quarter 2007 Results
Vacation Interval Sales for the Quarter Increased 20.4%
Earnings Per Fully Diluted Share Improved 17.6% to $0.20

DALLAS--(BUSINESS WIRE)—August 9, 2007 --- Silverleaf Resorts, Inc. (Nasdaq:SVLF) today announced its financial results for the three and six month periods ended June 30, 2007.

Financial highlights for the second quarter 2007:

•	Vacation Interval sales increased 20.4% to $58.6 million

•	Net income improved 14.3% to $7.7 million

•	Diluted earnings per share increased 17.6% to $0.20

Sharon K. Brayfield, President, commented: “For the first six months of 2007, our net income of $14.3 million is in line with the revised guidance that we issued in June 2007 of net income between $27.5 and $28.5 million. Our encouraging results thus far, particularly the increase in Vacation Interval sales, are due to continued growth in customer tours, higher closing percentages on our sales to existing customers, and an overall increase in average sales prices during the first half of 2007 versus the comparable period of 2006. Our focus will continue to be on sales to existing customers while providing new vacation experiences, such as the indoor water park we are constructing at The Villages Resort which serves the Dallas/Fort Worth market. We anticipate the opening of this new attraction in late 2007.”

2007 Second Quarter Results

Vacation Interval sales increased 20.4% to $58.6 million during the second quarter of 2007 compared to $48.6 million in the prior-year period. Vacation Interval sales to new customers increased 4.4% to $22.9 million. Vacation Interval sales to existing customers increased 33.7% to $35.7 million.

Total revenue for the second quarter of 2007 increased 20.4% to $63.9 million compared to $53.0 million in the second quarter of 2006.

Sales and marketing expense increased to 49.7% of Vacation Interval sales for the second quarter of 2007 compared to 48.2% in the prior-year period. The $5.7 million increase in sales and marketing expense is primarily attributable to our increased volume of Vacation Interval sales. The increase is also due to increased costs related to new and existing promotional programs used to generate tours.

Cost of Vacation Interval sales remained the same at 9.7% for the second quarter of 2007 as compared to the second quarter of 2006.

Net income for the quarter ended June 30, 2007 increased to $7.7 million, or $0.20 per diluted share compared to net income of $6.8 million, or $0.17 per diluted share for the quarter ended June 30, 2006. This represents a 17.6% improvement in earnings per fully diluted share.

2007 Year-to-Date Results

Vacation Interval sales increased 24.2% to $111.9 million during the first six months of 2007 compared to $90.1 million in the prior-year period. Vacation Interval sales to new customers increased 10.1% to $46.2 million. Vacation Interval sales to existing customers increased 36.6% to $65.7 million.

Total revenue for the first half of 2007 increased 24.3% to $122.7 million compared to $98.7 million in the first half of 2006.

Sales and marketing expense increased to 50.6% of Vacation Interval sales in the first half of 2007 compared to 47.3% in the prior-year period. The $13.9 million increase in sales and marketing expense is primarily attributable to our increased volume of Vacation Interval sales, as well as increased costs related to new and existing promotional programs used to generate tours. The increase is also due in part to expenses related to our off site sales center which was open throughout the first half of 2007 and for only a portion of the first half of 2006.

Cost of Vacation Interval sales remained fairly steady at 10.2% for the first half of 2007 compared to 9.9% for the first half of 2006.

Net income for the six months ended June 30, 2007 increased to $14.3 million, or $0.36 per diluted share compared to net income of $13.0 million, or $0.33 per diluted share for the six months ended June 30, 2006. For comparability purposes, the Company’s results for the six months ended June 30, 2006 and 2007 shown below include core operations, and exclude a $499,000 gain on sale of undeveloped land in the first quarter of 2006.

	Six Months Ended
	June 30,	June 30,
	2007	2006
Net income, as reported	$14.3	$13.0
Adjustments between net income as reported, and
adjusted net income:
Gain on sale of undeveloped land	-	(0.5)
Provision for income taxes, as reported	8.9	8.1
Adjusted income before provision for income taxes	23.2	20.6
Provision for income taxes at 38.5%	(8.9)	(7.9)
Adjusted Net Income	$14.3	$12.7
Adjusted Fully Diluted EPS	$0.36	$0.32

Balance Sheet

Our notes receivable and revolving debt balances as of June 30, 2007 have increased in accordance with our increased Vacation Interval sales, as compared to the balances as of December 31, 2006. At June 30, 2007, our senior credit facilities provided for loans of up to $473.3 million, of which $203.8 million is available for future advances. Expansion at our existing resorts, including construction of lodging units, additional amenities, and other assets resulted in an $8.1 million increase in our inventories.

Outlook

We are maintaining our full year guidance that we updated in June of this year of net income between $27.5 and $28.5 million which represents a 20% to 24% increase over full-year 2006 results. The increased guidance is the result of higher than expected Vacation Interval sales and interest income.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2006 Annual Report on Form 10-K (pages 21 through 30 thereof) filed on March 16, 2007.

For more information or to visit our website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contacts:
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166  x2218
or
Investor Relations @ ICR, Inc.
William R. Schmitt, 203-682-8200
or
Media @ ICR, Inc.
Alecia Pulman, 203-682-8259

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Vacation Interval sales	$58,577	$48,635	$111,942	$90,102
Estimated uncollectible revenue	(9,372)	(8,428)	(17,913)	(15,615)
Net sales	49,205	40,207	94,029	74,487

Interest income	12,940	11,323	25,487	21,418
Management fee income	615	465	1,230	930
Other income	1,093	1,038	1,933	1,870
Total revenues	63,853	53,033	122,679	98,705

Costs and Operating Expenses:
Cost of Vacation Interval sales	5,683	4,736	11,453	8,917
Sales and marketing	29,142	23,423	56,591	42,655
Operating, general and administrative	9,480	8,181	17,903	15,370
Depreciation	858	584	1,716	1,123
Interest expense and lender fees	6,126	5,117	11,777	9,542
Total costs and operating expenses	51,289	42,041	99,440	77,607

Income before provision for income taxes	12,564	10,992	23,239	21,098
Provision for income taxes	(4,837)	(4,232)	(8,947)	(8,123)

Net income	$7,727	$6,760	$14,292	$12,975

Basic net income per share	$0.20	$0.18	$0.38	$0.35

Diluted net income per share	$0.20	$0.17	$0.36	$0.33

Weighted average basic common shares outstanding	37,808,154	37,501,246	37,808,154	37,497,794

Weighted average diluted common shares outstanding	39,396,758	39,250,633	39,384,338	39,217,335

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,	December 31,
ASSETS	2007	2006
	(Unaudited)

Cash and cash equivalents	$7,677	$11,450
Restricted cash	15,102	15,771
Notes receivable, net of allowance for uncollectible notes of
$70,583 and $68,118, respectively	258,240	229,717
Accrued interest receivable	3,218	2,936
Investment in special purpose entity	10,097	13,008
Amounts due from affiliates	2,410	1,251
Inventories	155,833	147,759
Land, equipment, buildings, and leasehold improvements, net	32,723	28,040
Land held for sale	281	205
Prepaid and other assets	28,709	24,393

TOTAL ASSETS	$514,290	$474,530

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses	$12,663	$14,192
Accrued interest payable	2,276	1,792
Amounts due to affiliates	77	246
Unearned Vacation Interval sales	1,057	-
Unearned samplers	7,151	6,245
Income taxes payable	385	163
Deferred income taxes	23,509	17,683
Notes payable and capital lease obligations	277,800	254,550
Senior subordinated notes	26,817	31,467

Total Liabilities	351,735	326,338

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share, 100,000,000 shares authorized,
37,808,154 shares issued and outstanding at June 30, 2007 and
December 31, 2006	378	378
Additional paid-in capital	112,626	112,555
Retained earnings	49,551	35,259

Total Shareholders' Equity	162,555	148,192

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$514,290	$474,530